EXHIBIT 5.1

May 12, 2009

J.P. Morgan Securities Inc.

Deutsche Bank Securities Inc.,

as representatives of the several Underwriters

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Corning Incorporated, a New York corporation (the “Company”). I am familiar with the authorization, execution and delivery of the Pricing Agreement, dated May 7, 2009 (the “Pricing Agreement”), which, unless otherwise specified, incorporates by reference all of the terms and conditions of the Underwriting Agreement, dated May 7, 2009 (the “Underwriting Agreement”), each between the Company and you as representatives of the several underwriters named in the Pricing Agreement (the “Underwriters”). These agreements relate to the issuance and sale of $250,000,000 aggregate principal amount of the Company’s 6.625% Notes due 2019 (the “2019 Notes”) and $100,000,000 aggregate principal amount of the Company’s 7.000% Notes due 2024 (together with the 2019 Notes, the “Notes”); the Registration Statement (File No. 333-155803), including the Base Prospectus, the Preliminary Prospectus and the Prospectus relating to the Notes, and the resolutions and actions of the Board of Directors and Executive Committee of the Board of Directors of the Company and the Officer’s Certificate establishing the terms of the Notes in accordance with Section 301 of the Indenture. This opinion is being furnished to you pursuant to Section 7(c) of the Underwriting Agreement. All capitalized and undefined terms used in my letter shall have the meanings assigned to them in the Underwriting Agreement.

I have examined executed copies of the Underwriting Agreement, the Pricing Agreement, the Indenture and the Registration Statement and any amendments thereto with respect to the Notes, and the originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company and such public documents and records as I have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. For parties other than the Company, I have also assumed the legal capacity of all natural persons and that all parties to relevant agreements or instruments had the requisite power and authority (corporate or otherwise) to execute, deliver and perform these agreements or instruments, that these agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that these agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon the foregoing and having regard for the legal considerations as I have deemed relevant, it is my opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, with corporate power and authority to own its properties and conduct its business as described in the Prospectus as amended or supplemented and the documents specified in Schedule A hereto (the “Pricing Disclosure Package”).

2.	The Company has an authorized capitalization as set forth in the Prospectus as amended or supplemented and the Pricing Disclosure Package and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non assessable.

3.	With such exceptions as are not material, the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties so as to require such qualification.

4.	To the best of my knowledge, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject (other than as set forth in the Prospectus as supplemented or amended and the Pricing Disclosure Package and other than litigation incident to the kind of business conducted by the Company and its subsidiaries, none of which litigation is material to the Company and its subsidiaries considered as a whole) which, if determined adversely to the Company or any of its subsidiaries, as the case may be, would individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; and to the best of my knowledge no such proceedings are threatened by governmental authorities or by others; and I have not received notice that any such proceedings are contemplated by governmental authorities.

5.	The Underwriting Agreement and the Pricing Agreement with respect to the Notes have been duly authorized, executed and delivered by the Company.

6.	The Notes have been duly authorized, executed and authenticated, and when issued and delivered in accordance with the Pricing Agreement and the Underwriting Agreement will constitute valid and legally binding obligations of the Company, enforceable against the Company, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and entitled to the benefits provided by the Indenture; and the Notes and the Indenture conform as to legal matters to the descriptions thereof in the Prospectus as amended or supplemented and the Pricing Disclosure Package.

7.

The Indenture has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and legally binding instrument of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and the Indenture has been duly qualified under the Trust Indenture Act.

8.	The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes, the Indenture, the Underwriting Agreement and the Pricing Agreement with respect to the Notes and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to me to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such actions result in any violation of the provisions of the Restated Certificate of Incorporation or the By-Laws of the Company or any law, statute or any violation of any material order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its properties.

9.	No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes or the consummation by the Company of the transactions contemplated by the Underwriting Agreement or the Pricing Agreement or the Indenture , except such as have been obtained under the Act and the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Underwriters.

10.	The statements set forth in the Pricing Disclosure Package and the Prospectus under the captions “Description of Debt Securities” and “Description of the Notes”, insofar as they purport to constitute a summary of the terms of the Notes, and under the captions “Plan of Distribution” and “Underwriting”, insofar as they purport to describe certain provisions of the documents referred to therein, are accurate, complete and fair in all material respects.

11.	The Company is not an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act.

12.	The documents incorporated by reference in the Prospectus as amended or supplemented and the Pricing Disclosure Package (other than the financial statements, related schedules and other accounting information contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion), when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder.

13.

The Registration Statement, the Pricing Prospectus and the Prospectus as amended or supplemented and any further amendments and supplements thereto made by the Company prior to the date hereof (other than the financial statements, related schedules and other accounting information contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion) comply as to form in all material respects with the requirements of the Act and the Trust Indenture Act and the rules and regulations thereunder.

I have no reason to believe that (i) the Registration Statement, other than the financial statements, related schedules and other accounting and financial information, contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion, when it became effective (and each part thereto), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Pricing Disclosure Package, as of 1:37 p.m. on May 7, 2009, contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) the Prospectus, other than the financial statements, related schedules and other accounting information contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion, as of its date and as of the date of any amendment or supplement thereto, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iv) as of the date hereof, the Pricing Disclosure Package or the Prospectus (or any such further amendment or supplement thereto) other than the financial statements, related schedules and other accounting information contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and I have no reason to believe that any contracts or other documents incorporated by reference in the Prospectus as amended or supplemented and the Pricing Disclosure Package, other than the financial statements, related schedules and other accounting and financial information, contained or incorporated by reference therein, or omitted therefrom, as to which I express no opinion), when they became effective or were filed with the Commission, as the case may be, contained: (a) in the case of a registration statement which became effective under the Act, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) in the case of other documents which were filed under the Act or the Exchange Act with the Commission, an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made when such documents were so filed, not misleading; and I do not know of any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus as amended or supplemented or required to be described in the Registration Statement or the Prospectus as amended or supplemented which are not filed or incorporated by reference or described as required.

This opinion is limited to the laws of the state of New York and to the federal laws of the United States of America.

The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

/S/ VINCENT P. HATTON SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: May 12, 2009	By	/s/ DENISE A. HAUSELT
Denise A. Hauselt
Secretary